Exhibit (d)(26)(a)

TRANSAMERICA SERIES TRUST

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

THIS AMENDMENT is made as of September 17, 2012, to the Sub-Advisory Agreement dated as of May 1, 2011 (the “Agreement”) between Transamerica Asset Management, Inc. and Pacific Investment Management Company LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

SCHEDULE A

Portfolio	Sub-adviser Compensation*	Effective Date
Transamerica PIMCO Real Return TIPS VP	0.25% of the first $1billion 0.20% over $1 billion**	May 1, 2011
Transamerica PIMCO Tactical – Balanced VP	0.36% of the first $750 million; 0.35% over $750 million up to $1.5 billion; 0.32% in excess of $1.5 billion***	September 17, 2012
Transamerica PIMCO Tactical – Conservative VP	0.36% of the first $750 million; 0.35% over $750 million up to $1.5 billion; 0.32% in excess of $1.5 billion***	September 17, 2012
Transamerica PIMCO Tactical – Growth VP	0.36% of the first $750 million; 0.35% over $750 million up to $1.5 billion; 0.32% in excess of $1.5 billion***	September 17, 2012

*	As a percentage of average daily net assets on an annual basis.

**	The calculation of Sub-adviser Compensation will be based on the combined average daily net assets of Transamerica PIMCO Real Return TIPS VP and Transamerica PIMCO Real Return TIPS, a separate series of Transamerica Funds.

***	The calculation of Sub-adviser Compensation will be based on the combined average daily net assets of Transamerica PIMCO Tactical – Balanced VP, Transamerica PIMCO Tactical – Conservative VP and Transamerica PIMCO Tactical – Growth VP.

In all other respects, the Agreement dated as of May 1, 2011 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of September 17, 2012.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden
Name:	Brent L. Holden
Title:	Managing Director